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                                                                    EXHIBIT 99.1

[PSYCHIATRIC SOLUTIONS, INC. LOGO]

CONTACT:
Brent Turner
Vice President, Treasurer and
Investor Relations
(615) 312-5700


                   PSYCHIATRIC SOLUTIONS ANNOUNCES PRICING OF
                            OFFERING OF COMMON STOCK


FRANKLIN, Tenn. (December 19, 2003) - Psychiatric Solutions, Inc. ("PSI") (Nasdaq: PSYS) today announced a public offering of 6,000,000 shares of its Common Stock at a price of $16.00 per share. Of the shares being offered, PSI is offering 3,000,000 shares and certain existing stockholders of the Company are offering 3,000,000 shares. The underwriters also have a 30-day option to purchase an additional 900,000 shares of Common Stock from the Company and selling stockholders to cover over-allotments, if any. Lehman Brothers is the sole book runner of the offering. Merrill Lynch, Raymond James, SunTrust Robinson Humphrey, Avondale Partners, Stephens and Harris Nesbitt are the co-managers of the offering.

         PSI intends to use its net proceeds from the offering for general corporate purposes, including acquisitions. PSI will not receive any proceeds from the sale of Common Stock by the selling stockholders.

         Psychiatric Solutions, Inc. offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 23 owned or leased freestanding psychiatric inpatient facilities with more than 2,800 beds. The Company also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within general acute care hospitals owned by others.

         This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state of which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         A prospectus relating to these securities may be obtained from Lehman Brothers Inc., Prospectus Department, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York, New York, 11717, telephone: (631) 254-7106, fax (631) 254-7268.




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